Important Merrill Lynch Proxy Materials Requiring Immediate Attention

Dear Plan Participant,

As a participant in the Merrill Lynch 401(k) Plan and/or Retirement Accumulation Plan (RAP), you have the right to direct Merrill Lynch Trust Company how to vote the shares attributable to your account at the Special Meeting of Shareholders. For more details, refer to the proxy materials, which are available through the link provided below. Your voting directions will be tabulated confidentially. Only Merrill Lynch Trust Company and its affiliates or agents will have access to your individual voting direction.

To vote the shares in the 401(k) Plan and/or Retirement Accumulation Plan attributable to your account, please follow the directions below. Merrill Lynch Trust Company makes no recommendations as to how or whether participants should vote on each proposal.

Review and vote your proxy today by doing the following:

•	Review important shareholder materials by visiting http://vote.proxy-direct.com/mlrg.asp
•	Initiate online voting at http://vote.proxy-direct.com

Please have the control number(s) and security code(s) shown below and follow the instructions on the Web site.

Control Number: 12345678901234 1234 1234

Security Code: 09876543210987 1234 1234

To vote via phone, please call 1-866-877-9383 and follow the directions when prompted.

If you wish to vote via mail, please call 1-866-752-6486 and request that a proxy instruction card for the Merrill Lynch Funds Shareholder Meeting be mailed to you.

Please note that if you do not submit voting instructions, the shares in your 401(k) and/or RAP account will be voted in proportion to the instructions received from other plan participants in the 401(k) or RAP respectively, as required by each Plan.

For any shares you hold outside of each Plan, proxy materials have been sent to you under separate cover and will need to be voted separately.

Sincerely,

Merrill Lynch Trust Company

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